Exhibit 99.1

Porter Bancorp, Inc. Announces First Quarter 2009 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 21, 2009--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 19 full-service banking offices in 11 counties in Kentucky, today reported results for the first quarter of 2009.

The Company reported net income of $3.1 million, or $0.31 per fully diluted common share, for the first quarter of 2009, compared with $3.6 million, or $0.43 per fully diluted common share, for the first quarter of 2008. The Company also reported a 4.2% increase in loans to $1.4 billion and a 12.5% increase in deposits to $1.4 billion compared with the first quarter of 2008.

“Porter Bancorp reported a 5.5% increase in net interest income to $12.0 million in the first quarter of 2009 and benefited from the continued growth in average earning assets compared with the first quarter of 2008,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “Our net income for the first quarter of 2009 showed solid improvement since the linked fourth quarter of 2008, but was lower than the first quarter of 2008 due to higher costs, including a $950,000 increase in our provision for loan losses, a more than doubling in our FDIC insurance assessments to $459,000, and $482,000 ($0.07 per share) in preferred stock dividends and accretion on the preferred stock issued in the fourth quarter of 2008. We also reported a $332,000 decrease in non-interest income compared with the first quarter of 2008 due to lower service charges, fiduciary income and gain on sale of securities.

“We increased our provision for loan losses to $1.6 million in the first quarter, up from $650,000 in the first quarter of 2008, to account for an increase in non-performing loans and to ensure the adequacy and strength of our loan loss reserves,” continued Ms. Bouvette. “We believe the increase in our loan loss reserve to 1.49% of total assets strengthens our reserves and will provide an important buffer to Porter Bancorp’s earnings and capital base during this extraordinarily challenging and uncertain economic environment.”

First Quarter Results

  Earnings per share improved from the linked fourth quarter of 2008 due primarily to growth in net interest income and a lower provision for loan losses. Diluted EPS increased 19.2% to $0.31 in the first quarter of 2009 compared with $0.26 in the linked fourth quarter of 2008.
  Net income was $3.1 million for the three months ended March 31, 2009, compared with $3.6 million for the first quarter of 2008. Earnings per diluted common share decreased 29.5% to $0.31 compared with the first quarter of 2008. Earnings per common share were reduced by approximately $0.07 per common share due to dividends and accretion on $35 million in preferred stock issued to the United States Treasury. There were no comparable preferred dividends paid in the first quarter of 2008.
  Net interest margin increased 6 basis points to 3.02% in the first quarter of 2009 from 2.96% in the linked fourth quarter of 2008.
  Net interest income increased 5.5% to $12.0 million for the three months ended March 31, 2009, compared with the same quarter of 2008 and benefited from a 13.1% increase in average earning assets to $1.6 billion.
  Loans grew 4.2% to $1.4 billion, compared with $1.3 billion at March 31, 2008.
  Deposits increased 12.5% to $1.4 billion compared with $1.2 billion at March 31, 2008.
  Total assets increased 11.1% to $1.7 billion since the first quarter of 2008, fueled by organic loan growth and growth in the security portfolio.
  Efficiency ratio improved to 54.09% for the first three months of 2009, compared with 54.47% for the first quarter of 2008.

Net Interest Income

Net interest income increased 5.5% to $12.0 million for the three months ended March 31, 2009, an increase of $624,000, compared with $11.3 million for the same period in 2008. This increase was primarily attributable to an increase in average earning assets and decreased cost of funds compared with 2008.

Net interest margin increased 6 basis points to 3.02% from our margin of 2.96% in the fourth quarter of 2008 due primarily to a lower cost of funds. The yield on earning assets declined 36 basis points from the fourth quarter of 2008 compared with a 40 basis point decline in rates paid on interest-bearing liabilities. Net interest margin decreased 19 basis points to 3.02% from our margin of 3.21% in the prior year first quarter due primarily to earning assets repricing downward more quickly in the falling rate environment than cost of funds. The yield on earning assets declined 135 basis points from the 2008 first quarter, compared with a 118 basis point decline in rates paid on interest-bearing liabilities.

Average earning assets rose 13.1% to $1.6 billion for the three months ended March 31, 2009, compared with the $1.4 billion for the three months ended March 31, 2008. Average deposits increased 9.4% to $1.3 billion, up from $1.2 billion for the three months ended March 31, 2008. We are currently asset sensitive. As a result, if interest rates remain stable, we expect our margin to continue to expand in 2009 based upon our expectation of continued downward liability repricing with limited repricing of assets.

Non-Interest Income

Non-interest income for the first quarter of 2009 decreased 18.3%, or $332,000, compared with the first quarter of 2008, and 3.3%, or $51,000, compared with the fourth quarter of 2008. The decrease in non-interest income was due to lower service charges on deposit accounts, a decrease in income from fiduciary activities, and a lower gain on sales of securities.

Non-Interest Expense

Non-interest expense for the first quarter increased 2.2% from prior year first quarter. This was due primarily to increased FDIC insurance premiums which have risen significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system. Our efficiency ratio continues to outperform our peers at 54.09% for the first quarter of 2009 and improved from 54.47% in the first quarter of 2008.

Balance Sheet Review

Total assets increased 5.5%, or $90.5 million, to $1.7 billion at March 31, 2009, from $1.6 billion at December 31, 2008. The Company’s loan portfolio increased 1.41%, or $19 million, to $1.37 billion from $1.35 billion at December 31, 2008, primarily due to in-house loan origination efforts. Deposits at March 31, 2009, increased 7.9% to $1.4 billion from $1.3 billion at December 31, 2008, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period.

Asset Quality

Nonperforming loans increased to $24.8 million, or 1.81% of total loans, at March 31, 2009, compared with $21.3 million, or 1.58% of total loans at December 31, 2008, and $10.1 million, or 0.77% of total loans at March 31, 2008, primarily due to an increase in the commercial real estate, construction and development sectors caused by the slowdown in the economy.

Foreclosed properties at March 31, 2009, were $10.5 million compared with $7.8 million at December 31, 2008, and $7.1 million at March 31, 2008. Additionally, our ratio of non-performing assets to total assets increased during the quarter to 2.04% at March 31, 2009, compared with 1.78% at December 31, 2008.

Our loan loss reserve as a percentage of total loans increased to 1.49% at March 31, 2009, from 1.46% at December 31, 2008, and 1.37% at March 31, 2008. Net loan charge-offs for the first quarter of 2009 were $881,000, or 0.06% of average loans for the quarter.

“We remain very proactive in reviewing our loan portfolio during this difficult credit cycle by quickly resolving credit issues as soon as they are identified. We remain focused on minimizing losses to protect our earnings and capital base,” concluded Ms. Bouvette.

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2009 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/09	12/31/08	3/31/08
Income Statement Data
Interest income	$23,502	$24,286	$25,674
Interest expense	11,535	12,808	14,331
Net interest income	11,967	11,478	11,343
Provision for loan losses	1,600	2,750	650
Net interest income after provision	10,637	8,728	10,693

Service charges on deposit accounts	688	817	829
Income from fiduciary activities	220	234	253
Gains on sales of securities, net	1	10	94
Other than temporary impairment on securities	-	(471)	-
Gain on sale of branch	-	410	-
Other	577	537	642
Non-interest income	1,486	1,537	1,818

Salaries & employee benefits	3,878	3,410	3,824
Occupancy and equipment	998	888	913
FDIC insurance	459	304	221
Franchise tax	450	435	435
Professional fees	228	192	246
Postage and delivery	184	180	175
Communications expense	155	181	161
Advertising	158	62	161
Other real estate owned expense	127	425	227
Other	639	747	754
Non-interest expense	7,276	6,824	7,117

Income before income taxes	4,577	3,441	5,394
Income tax expense	1,516	1,101	1,797
Net income	3,061	2,340	3,597
Less:
Dividends on preferred stock	438	194	-
Accretion on preferred stock	44	20	-
Net income available to common	$2,579	$2,126	$3,597

Weighted average shares - Basic	8,294,504	8,287,309	8,270,632
Weighted average shares - Diluted	8,294,504	8,287,309	8,270,632

Basic and diluted earnings per common share	$0.31	$0.26	$0.43
Cash dividends declared per common share	$0.21	$0.21	$0.20

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/09	12/31/08	3/31/08
Average Balance Sheet Data
Assets	$1,696,575	$1,630,074	$1,513,245
Loans	1,360,193	1,349,351	1,269,818
Earning assets	1,621,569	1,555,621	1,434,044
Deposits	1,335,761	1,282,955	1,221,159
Long-term debt and advances	176,065	178,231	146,605
Interest bearing liabilities	1,422,584	1,382,241	1,288,152
Stockholders’ equity	165,756	148,366	124,023

Performance Ratios
Return on average assets	0.73%	0.57%	0.96%
Return on average equity	7.49	6.27	11.66
Yield on average earning assets (tax equivalent)	5.88	6.24	7.23
Cost of interest bearing liabilities	3.29	3.69	4.47
Net interest margin (tax equivalent)	3.02	2.96	3.21
Efficiency ratio	54.09	50.64	54.47

Loan Charge-off Data
Loans charged-off	$(983)	$(1,835)	$(419)
Recoveries	102	98	74
Net charge-offs	$(881)	$(1,737)	$(345)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	3/31/09	12/31/08	3/31/08
Assets
Loans	$1,369,087	$1,350,106	$1,314,075
Loan loss reserve	(20,371)	(19,652)	(18,067)
Net loans	1,348,716	1,330,454	1,296,008
Securities available for sale	174,260	173,077	123,560
Federal funds sold & interest bearing deposits	72,766	38,189	1,285
Cash and due from financial institutions	49,873	14,957	55,376
Premises and equipment	22,396	22,543	22,413
Goodwill	23,794	23,794	23,504
Accrued interest receivable and other assets	46,588	44,843	42,592
Total Assets	$1,738,393	$1,647,857	$1,564,738

Liabilities and Equity
Certificates of deposit	$1,078,007	$1,012,851	$916,560
Interest checking	79,831	76,962	97,834
Money market	84,379	72,543	91,825
Savings	36,958	33,253	35,469
Total interest bearing deposits	1,279,175	1,195,609	1,141,688
Demand deposits	111,778	92,940	95,163
Total deposits	1,390,953	1,288,549	1,236,851
Federal funds purchased & repurchase agreements	12,534	10,084	24,706
FHLB advances	127,192	142,776	146,021
Junior subordinated debentures	34,000	34,000	25,000
Accrued interest payable and other liabilities	8,493	8,235	7,415
Total liabilities	1,573,172	1,483,644	1,439,993
Stockholders’ equity	165,221	164,213	124,745
Total Liabilities and Stockholders’ Equity	$1,738,393	$1,647,857	$1,564,738

Ending shares outstanding	8,337,217	8,287,933	8,256,932
Book value per common share	$15.62	$15.59	$15.11
Tangible book value per common share	12.38	12.33	11.67

Asset Quality Data
Loan 90 days or more past due still on accrual	$10,002	$11,598	$3,301
Non-accrual loans	14,802	9,725	6,808
Total non-performing loans	24,804	21,323	10,109
Real estate acquired through foreclosures	10,470	7,839	7,140
Other repossessed assets	117	96	32
Total non-performing assets	$35,391	$29,258	$17,281
Non-performing loans to total loans	1.81%	1.58%	0.77%
Non-performing assets to total assets	2.04	1.78	1.10
Allowance for loan losses to non-performing loans	82.13	92.16	178.72
Allowance for loan losses to total loans	1.49	1.46	1.37

Risk-based Capital Ratios
Tier I leverage ratio	9.76%	10.10%	8.14%
Tier I risk-based capital ratio	12.00	12.13	9.35
Total risk-based capital ratio	13.91	14.05	10.60

FTE employees	275	276	290

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800